EXHIBIT 10.11

AMENDMENT TO EMPLOYMENT AGREEMENT

OF MENASHE SHAHAR

WITH

VYYO INC.

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is made and entered into effective as of the 1st day of December, 2002, by and between VYYO INC., a Delaware corporation (hereinafter the “Corporation”), and MENASHE SHAHAR (hereinafter “Shahar”).

RECITALS

WHEREAS, the parties hereto previously entered into an Employment Agreement dated as of February 1, 2001 (the “Employment Agreement”) pursuant to which Mr. Shahar serves as the Corporation’s Executive Vice President, Engineering and Chief Technical Officer; and

WHEREAS, the Corporation and Shahar desire to amend the Employment Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Section 2 of the Employment Agreement is hereby amended to read in full as follows:

“2.    Term.    This Agreement shall terminate on June 30, 2003. Following such termination, and subject to the mutual agreement of the Corporation and Shahar at such time, Shahar may continue to be employed by the Corporation as an “at will” employee. The immediately preceding sentence shall not be construed as a promise or guaranty by the Corporation of Shahar’s continued employment following the termination of this Agreement.”

2.	Section 3(a) of the Employment Agreement is hereby amended to read in full as follows:

“a.    Fixed Salary.  Commencing on December 1, 2002, Shahar shall receive a fixed annual salary of Two Hundred Thousand Dollars ($200,000).”

3.      Effective as of December 1, 2002, Sections 3(c) and 3(h) of the Employment Agreement are each hereby deleted in their entirety. The parties acknowledge that Sections 3(h)(i), 3(h)(ii) and 3(h)(iv) were previously terminated by the parties effective as of November 15, 2001, and that all amounts owed by the Corporation to Shahar under Section 3(h) have been previously paid in full.

4.	Section 6(a) of the Employment Agreement is hereby amended to read in full as follows:

“a.    General.  Shahar may voluntarily terminate this Agreement upon ten (10) days’ written notice to the Corporation. Except as provided in Section 6(b) and Section 6(c) below, the Corporation may only terminate this Agreement effective immediately upon the consummation of a transaction in which any person or entity acquires the fixed wireless business of the Corporation, whether by means of a merger, an acquisition of equity of the Corporation or any subsidiary of the Corporation, an acquisition of a material portion of the assets of the fixed wireless business of the Corporation (excluding cash and cash equivalents), or otherwise, and provided that Shahar is employed by the acquiring party following such acquisition. Upon any such termination of this Agreement by Shahar or the Corporation pursuant to this Section 6(a), no severance shall be paid to Shahar.”

5.	Section 6(b) of the Employment Agreement is hereby amended by adding the following sentence at the end thereof:

“If this Agreement is terminated pursuant to this Section 6(b), no severance shall be paid to Shahar.”

6.	Section 6(d) and Section 6(e) of the Employment Agreement are each hereby deleted in their entirety.

7.    Except as amended hereby, the Employment Agreement shall remain unchanged and in full force and effect. All terms used in this Amendment shall have the meaning given them in the Employment Agreement, unless otherwise provided herein. If any conflict arises between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

VYYO INC., a Delaware corporation	MENASHE SHAHAR

20400Stevens Creek Blvd., Ste. 800 Cupertino, California 95014

(Print Adress)

By:	/s/ Michael P. Corwin	/s/ Menashe Shahar
	Michael P. Corwin, President and Chief Operating Officer	(Signature)

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